UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)
6305 El Camino Real, Carlsbad, California (Address of principal executive offices)		92009 (Zip Code)

Registrant’s telephone number, including area code: (760) 931-5500

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 25, 2005, Dot Hill Systems Corporation (“Dot Hill”), amended and restated its policy for director compensation.  Effective as of August 1, 2005, each non-employee director excluding the Chairman of the Board will receive an annual fee of $24,000 plus an additional $1,500 for each scheduled regular meeting of the Board. The Chairman will receive an annual fee of $72,000 plus an additional $1,500 for each scheduled regular meeting of the Board. Members of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board also will receive additional fees.  Each Audit Committee member will receive an annual fee of $5,000, with the exception of the Chair of the Audit Committee, who will receive an annual fee of $7,000.  Each Compensation and Nominating and Corporate Governance Committee member will receive an annual fee of $3,000 for each such committee on which they serve, with the exception of the Chair of each of such committees, who will receive an annual fee of $4,000.  Committee members also will receive $1,000 for each committee meeting attended, independent of the particular committee.  All members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Dot Hill policy.

Each non-employee director also receives stock option grants under Dot Hill’s 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by Dot Hill not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed as a director and who, for at least one year preceding such election or appointment, has at no time served as a non-employee director, will be automatically granted under the Directors’ Plan, without further action by Dot Hill, the Board or the stockholders of Dot Hill, an option to purchase 50,000 shares of common stock of Dot Hill as of the date of such election or appointment (the “Initial Grant”). On July 25, 2005, Dot Hill amended the Directors’ Plan, subject to requisite stockholder approval, so that as of the date of the annual meeting each year, each member of the Board who is not an employee of Dot Hill and has served as a non-employee director for at least four months is automatically granted under the Directors’ Plan, without further action by Dot Hill, the Board or the stockholders of Dot Hill, an option to purchase 20,000 shares of Dot Hill common stock (the “Annual Grant”). No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. Initial Grants become exercisable, or vest, over four years during the optionholder’s service as a director of Dot Hill and any subsequent employment of the optionholder by, and/or service by the optionholder as a consultant to, Dot Hill or an affiliate (collectively, “service”). With respect to Initial Grants, 25% of such options vest after one year of service and the remainder vest monthly over 36 months. Initial Grants permit exercise prior to vesting, but in such event, the optionholder is required to enter into an early exercise stock purchase agreement that allows Dot Hill to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate. In the event of a merger of Dot Hill with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Dot Hill, the vesting of Initial Grants will accelerate and such options will terminate if not exercised prior to the consummation of the transaction. Annual Grants are fully vested on the date of grant.  The term of options granted under the Directors’ Plan is 10 years.  In addition, on July 25, 2005, Dot Hill granted to each non-employee director, effective August 1, 2005, a one-time option grant under Dot Hill’s 2000 Equity Incentive Plan to purchase 10,000 shares of Dot Hill common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
	By:	/s/ Preston Romm
Preston Romm Chief Financial Officer, Vice President, Finance, Secretary and Treasurer
Date: July 29, 2005